[GRAPHICS APPEARS HERE]

September 29, 2014

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Re:	Actavis, Inc.

1.300% Notes due 2017
2.450% Notes due 2019
3.850% Notes due 2024
4.850% Notes due 2044

Ladies and Gentlemen:

We have acted as special Nevada counsel in the State of Nevada (“State”) to Actavis, Inc., a Nevada corporation (“Company”), in connection with the registration under the Securities Act of 1933, as amended, (the “Act”) of 1.300% Notes due 2017, 2.450% Notes due 2019, 3.850% Notes due 2024, and 4.850% Notes due 2044 (collectively, the “Exchange Notes”) in the aggregate principal amount of $3,700,000,000 (the “Indebtedness”) of Actavis Funding SCS, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (“Issuer”), to be issued in exchange for (i) the Issuer’s 1.300% Notes due 2017, 2.450% Notes due 2019, 3.850% Notes due 2024, and 4.850% Notes due 2044 in the aggregate amount of the Indebtedness (collectively, the “Private Notes”) pursuant to the Indenture dated as of June 19, 2014, among the Issuer, the guarantors thereof, including the Company, and Wells Fargo Bank, National Association, as trustee (“Trustee”) and (ii) the Guarantees (the “Guarantees”) of each of the guarantors, including the Company, endorsed upon the Exchange Notes.

In rendering the opinions set forth below, we have reviewed (a) the Registration Statement on Form S-4 filed on September 29, 2014 (the “Registration Statement”), (b) the Indenture, (c) the constituent documents of the Company as amended to date, (d) certain records of the corporate proceedings of the Company, (e) certificates of public officials, and (f) such records, documents, statutes and decisions as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Greenberg Traurig, LLP ¡ Attorneys at Law ¡ WWW.GTLAW.COM

3773 Howard Hughes Parkway, Suite 400 North ¡ Las Vegas, Nevada 89169 ¡ Tel 702.792.3773 ¡ Fax 702.792.9002

Exhibit 5.3

ALBANY

AMSTERDAM

ATLANTA

AUSTIN

BOSTON

CHICAGO

DALLAS

DELAWARE

DENVER

FORT LAUDERDALE

HOUSTON

LAS VEGAS

LONDON*

LOS ANGELES

MEXICO CITY+

MIAMI

MILAN**

NEW JERSEY

NEW YORK

NORTHERN VIRGINIA

ORANGE COUNTY

ORLANDO

PALM BEACH COUNTY

PHILADELPHIA

PHOENIX

ROME**

SACRAMENTO

SAN FRANCISCO

SEOUL?

SHANGHAI

SILICON VALLEY

TALLAHASSEE

TAMPA

TEL AVIV^

WARSAW~

WASHINGTON, D.C.

WESTCHESTER COUNTY

* OPERATES AS GREENBERG TRAURIG MAHER LLP

+ OPERATES AS GREENBERG TRAURIG, S.C.

^ A BRANCH OF GREENBERG TRAURIG, P.A. FLORIDA, USA

~ OPERATES AS GREENBERG TRAURIG GRZESIAK SP.K.

? OPERATES AS GREENBERG TRAURIG LLP FOREIGN LEGAL CONSULTANT OFFICE

* * STRATEGIC ALLIANCE

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof and the truthfulness of all statements of fact set forth in the documents and records examined by us. We have also reviewed such other instruments and documents and investigated such questions of law as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.

We have assumed for purposes of this opinion that the Indenture was duly authorized, executed and delivered by the Trustee and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State and has the corporate power to enter into and perform its obligations under the Indenture and the Guarantees.

2.	The Company has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Indenture and the Guarantees.

3.	The execution and delivery by the Company of the Guarantees, and the performance by the Company of its obligations under the Indenture and the Guarantees, do not require the Company to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the State, other than approvals and filings previously obtained or made and in full force and effect.

4.	If executed and delivered on the date hereof, the execution and delivery of the Guarantees by the Company would not violate (i) any applicable statute, rule or regulation of the State or (ii) its articles of incorporation and bylaws.

While certain members of the firm are admitted to practice in other jurisdictions, for purposes of this letter, we have not examined any laws other than the laws of the State, and we express no opinion as to the laws of any jurisdiction other than the laws of the State. This letter is given only with respect to Nevada Laws as they currently exist, and we undertake no obligation or responsibility to update or supplement this letter in response to subsequent changes in the law or future events affecting the transactions contemplated in the Indenture or Guarantees.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained in the Prospectus under the heading “Validity of the Notes.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

GREENBERG TRAURIG, LLP

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